Exhibit 5.1

December 15, 2010

MasTec, Inc.

800 S. Douglas Road

12th Floor

Coral Gables, Florida 33134

Re:	MasTec, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel for MasTec, Inc., a Florida corporation (the “Company”), and certain subsidiaries of the Company (the “Guarantors” and, together with the Company, the “Registrants”), in connection with the filing by the Registrants with the U.S. Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), in respect of the Company’s issuance, subject to the terms and conditions, and upon consummation, of the exchange offer described in the Registration Statement (the “Exchange Offer”): (i) up to $115,000,000 aggregate principal amount of the Company’s new 4.00% Senior Convertible Notes due 2014 (the “New 4.00% Notes”), which will be unconditionally guaranteed by the Guarantors as to the payment of principal and interest (the “New 4.00% Guarantees”), in exchange for all of the Company’s issued and outstanding 4.00% Senior Convertible Notes due 2014 (the “Original 4.00% Notes”), which are unconditionally guaranteed by the Guarantors as to the payment of principal and interest thereon (the “Original 4.00% Guarantees”), plus an exchange fee of $2.50 per $1,000 in principal amount of Original 4.00% Notes validly tendered and accepted; (ii) up to $100,000,000 aggregate principal amount of the Company’s new 4.25% Senior Convertible Notes due 2014 (the “New 4.25% Notes” and, together with the New 4.00% Notes, the “New Notes”), which will be unconditionally guaranteed by the Guarantors as to the payment of principal and interest (the “New 4.25% Guarantees” and, together with the New 4.00% Guarantees, the “New Guarantees”) in exchange for all of the Company’s issued and outstanding 4.25% Senior Convertible Notes due 2014 (the “Original 4.25% Notes” and, together with the Original 4.00% Notes, the “Original Notes”), which are unconditionally guaranteed by the Guarantors as to the payment of principal and interest thereon (the “Original 4.25% Guarantees” and, together with the Original 4.00% Guarantees, the “Original Guarantees”) plus an exchange fee of $2.50 per $1,000 in principal amount of Original 4.25% Notes validly tendered and accepted; and (iii) the shares of the Company’s common stock, par value $0.10 per share, issuable upon conversion of the New Notes (the “Conversion Shares”).

The Original Notes and the Original Guarantees were issued under that certain Base Indenture, dated June 5, 2009 (the “Base Indenture”), as supplemented by that certain First Supplemental Indenture, dated June 5, 2009, in respect of the Original 4.00% Notes and the Original 4.00% Guarantees and that certain Second Supplemental Indenture, dated November 10, 2009, in respect of the Original 4.25% Notes and the Original 4.25% Guarantees, each by and among the Company, the Guarantors party thereto and U.S. Bank National Association, as Trustee (the “Trustee”). The New Notes and the New Guarantees will be issued under the Base Indenture and a Third Supplemental Indenture, in respect of the New 4.00% Notes and the New 4.00% Guarantees (the “Third Supplemental Indenture”) and the Fourth Supplemental Indenture,

MasTec, Inc.

December 15, 2010

in respect of the New 4.25% Notes and the New 4.25% Guarantees (the “Fourth Supplemental Indenture” and together with the Third Supplemental Indenture, the “New Notes Supplemental Indentures”), each such supplemental indenture to be by and among the Company, the Guarantors and the Trustee.

In connection with our representation of the Registrants and the preparation of this opinion letter, we have examined the following documents (collectively, the “Documents”):

1. the Registration Statement;

2. the Base Indenture;

3. the Company’s Articles of Incorporation, as amended, as filed with the Department of State of the State of Florida;

4. the Company’s Bylaws, as amended;

5. the Organizational Documents of each of the Guarantors (“Organizational Documents” means (i) with respect to a corporation, such corporation’s Articles or Certificate of Incorporation and Bylaws or other equivalent organizational documents, as amended through the date hereof, and (ii) with respect to a limited liability company, such limited liability company’s Articles of Organization and Operating Agreement or other equivalent organizational documents, as amended through the date hereof);

6. resolutions adopted by the Company’s Board of Directors (including any committees thereof) in respect of the filing of the Registration Statement and the authorization and issuance of the New Notes and the Conversion Shares, certified as of the date hereof by an officer of the Company;

7. resolutions adopted by the respective boards of directors, or in the case of a limited liability company, the sole member, manager or board of managers, of the Guarantors approving the filing of the Registration Statement and the authorization and issuance of the New Guarantees, certified as of the date hereof by an officer of each of the Guarantors; and

8. such other documents and matters of law as we have considered necessary or appropriate for the expression of the opinions contained herein.

In rendering the opinions set forth herein, we have assumed, without investigation, the following: (i) the genuineness of all signatures and the authenticity of all Documents submitted to us as originals, the conformity to authentic original documents of all Documents submitted to us as copies and the veracity of the Documents; (ii) that each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so; and (iii) each of the parties (other than the Company and the Guarantors) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and the obligations of each party set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

Additionally, as to questions of fact in respect of the opinions hereinafter expressed, we have relied solely upon the Documents.

MasTec, Inc.

December 15, 2010

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

1. the New Notes have been duly authorized for issuance;

2. the New Guarantees have been duly authorized for issuance;

3. when issued and delivered by the Trustee in accordance with the terms of the Exchange Offer, Base Indenture and the New Notes Supplemental Indentures (assuming the due authorization, execution and delivery of the Certificate of Authentication by the Trustee), the New Notes will constitute the valid and binding obligations of the Company;

4. when issued and delivered by the Trustee in accordance with the terms of the Exchange Offer, Base Indenture and the New Notes Supplemental Indentures (assuming the due authorization, execution and delivery of the Certificate of Authentication by the Trustee), the New Guarantees will constitute the valid and binding obligations of the Guarantors; and

5. the Conversion Shares are duly authorized, and when issued by the Company, against payment therefor in accordance with the terms of the Exchange Offer, the New Notes and the New Notes Supplemental Indentures, will be validly issued, fully paid and non assessable.

The opinions in paragraphs 1-4 set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally, and (ii) the effects of general equitable principles, whether enforcement is considered in a proceeding in equity or at law.

We express no opinion with respect to the validity, binding effect or enforceability of any provision of the Base Indenture, the New Notes Supplemental Indentures or the New Notes related to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York.

This opinion letter is limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters expressly stated herein. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

This opinion letter is being furnished to the Company solely for submission to the Commission as an exhibit to the Registration Statement and, accordingly, may not be used, quoted or otherwise referred to for any other purpose without, in each instance, our prior written consent. Notwithstanding the foregoing, investors are entitled to rely on the opinion.

We do not express any opinion herein concerning any law other than the laws of the State of Florida, the laws of the State of New York and the federal laws of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

MasTec, Inc.

December 15, 2010

Sincerely, GREENBERG TRAURIG, P.A.

By:	/s/ Barbara J. Oikle, Esq.
Barbara J. Oikle, Esq.

GREENBERG TRAURIG, LLP

/s/ Greenberg Traurig, LLP